Davis Polk & Wardwell llp 450 Lexington Avenue New York, NY 10017	Exhibit 8.1

June 26, 2025

Grayscale Digital Large Cap Fund LLC

c/o Grayscale Investments Sponsors, LLC
290 Harbor Drive, 4th Floor
Stamford, Connecticut 06902

Ladies and Gentlemen:

We have acted as United States counsel to Grayscale Investments Sponsors, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, a registration statement on Form S-3 (the "Registration Statement"), including the prospectus constituting Part I of the Registration Statement (the "Prospectus"). The Registration Statement relates to the proposed issuance by the Grayscale Digital Large Cap Fund LLC (the “Fund”), a limited liability company organized under the laws of the Cayman Islands and for which the Company serves as Manager, of an unspecified amount of shares representing units of equal, fractional undivided interests in the profits, losses, distributions, capital and assets of, and ownership of, the Fund (the “Shares”).

We have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In such examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have, when relevant facts material to our opinion were not independently established by us, relied, to the extent we deemed such reliance proper, upon written or oral statements of officers and other representatives of the Company. We have assumed, with your permission, that all statements concerning the Fund set forth in the Prospectus and in the written and oral statements described above are true, correct and complete.

Based on and subject to the foregoing, we advise you that, subject to the limitations and qualifications, and based on the assumptions, described herein and therein, the statements of law and legal conclusions set forth in the discussion under the caption "Material Cayman Islands and U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences to U.S. Holders" in the Prospectus constitute our opinion as to the material United States federal income tax consequences of the ownership and disposition of Shares that generally may apply to a "U.S. Holder" (as defined in the material under such caption) under currently applicable law.

We express our opinion herein only as to those matters specifically set forth above, and no opinion should be inferred as to the tax consequences of the ownership and disposition of Shares under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York and the foregoing opinion is limited to the federal laws of the United States.

We hereby consent to the use of our name under the captions “Material Cayman Islands and U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences to U.S. Holders” and “Legal Matters” in the Prospectus and to the filing, as an exhibit to the Registration Statement, of this letter. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP